As filed with the Securities and Exchange Commission on March 18, 2011

Registration No. 333-134169

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE PNC FINANCIAL SERVICES GROUP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1435979
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

(Address, including zip code, of registrant’s principal executive offices)

The PNC Financial Services Group Inc. 2006 Incentive Award Plan

(Full titles of the plans)

Richard J. Johnson

Executive Vice President and Chief Financial Officer

The PNC Financial Services Group, Inc.

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

(Name and address for agent for service)

(412) 762-2000

(Telephone number, including area code, of agent for service of process)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY STATEMENT

The 1,000,000 shares of PNC common stock, par value $5.00 per share, registered on this registration statement on May 16, 2006 to be issued pursuant to The PNC Financial Services Group, Inc (“PNC”) 2006 Incentive Award Plan (the “Plan”) were expected to be taken from a reserve of treasury shares. Accordingly, an opinion of counsel regarding the validity of newly issued shares was not included in the filing. PNC has determined that it wants the ability to use newly issued shares. Accordingly, this amendment has been filed to: (i) include an opinion with respect to the validity of the shares as Exhibit 5.1; (ii) update Item 5 to disclose that the validity of the shares will be passed upon for PNC by an officer of PNC; and (iii) update Item 8 and the exhibit index to reflect the filing of the opinion and the filing of a new consent of each of PricewaterhouseCoopers LLP and Deloitte & Touche LLP. Item 3 has also been updated. Other than as set forth above, no amendments have been made to the Form S-8 filed on May 16, 2006.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, each as filed by The PNC Financial Services Group, Inc. (“PNC” or the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”), are incorporated herein by reference:

•	PNC’s annual report on Form 10-K for the year ended December 31, 2010;

•	PNC’s current reports on Form 8-K filed with the Commission on February 15, 2011, March 1, 2011, and March 7, 2011; and

•

The description of PNC common stock set forth in the registration statement on Form 8-A filed by PNC pursuant to Section 12 of the Exchange Act on September 24, 1987, including any amendment or report filed with the Commission for the purpose of updating this description.

All documents filed by PNC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any report, document or portion thereof that is furnished to, but not filed with, the Commission is not incorporated by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be part of this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement modifies or replaces such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

The legal opinion regarding the validity of the securities to be issued is rendered by George P. Long, III, Chief Governance Counsel and Corporate Secretary of PNC. Mr. Long beneficially owns or has the rights to acquire an aggregate of less than 1% of PNC’s common stock.

Item 6. Indemnification of Directors and Officers.

PNC is incorporated under the laws of the Commonwealth of Pennsylvania. Sections 1741 and 1742 of the Pennsylvania Business Corporation Law (“PBCL”) provide that a Pennsylvania corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In the case of an action brought by or in the right of the corporation, indemnification of any person who was or is a party or is threatened to be made a party to the action by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise, against expenses (including attorney’s fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action is permitted if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification is permitted under this provision, however, in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

Section 1743 of the PBCL provides, in general, that a corporation must indemnify any representative of a business corporation who has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 or Section 1742 or in defense of any claim, issue, or matter therein, against expenses (including attorney fees) actually and reasonably incurred therein.

Section 1746 of the PBCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any by-law provision, provided that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Our By-Laws provide for the mandatory indemnification of directors and officers in accordance with and to the full extent permitted by the laws of the Commonwealth of Pennsylvania as in effect at the time of such indemnification. Our By-Laws also eliminate, to the maximum extent permitted by the laws of the Commonwealth of Pennsylvania, the personal liability of directors for monetary damages for any action taken, or any failure to take any action as a director, except in any case such elimination is not permitted by law.

Section 1747 of the PBCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity against any liability asserted against the person in any capacity, or arising out of the person’s status as such, regardless of whether the corporation would have the power to indemnify such person against that liability under the provisions of the PBCL. PNC has purchased directors’ and officers’ liability insurance covering certain liabilities that may be incurred by its directors and officers in connection with the performance of their duties.

The foregoing is only a general summary of certain aspects of Pennsylvania law and PNC’s bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Sections 1741, 1742, 1743, 1746 and 1747 of the PBCL and the bylaws of PNC.

Item 8. Exhibits.

The Exhibit Index of this Registration Statement, filed herewith, is incorporated herein by reference. The file number of all filings referenced in the Exhibit Index is 001-09718.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change to the information set forth in this Registration Statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that Paragraphs 1(a) and 1(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, PNC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on March 18, 2011.

THE PNC FINANCIAL SERVICES GROUP, INC.

By:	/s/ Gregory H. Kozich
Gregory H. Kozich
Senior Vice President and Controller

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

*	Chairman, Chief Executive Officer and
James E. Rohr	Director (Principal Executive Officer)	March 18, 2011

*	Chief Financial Officer (Principal
Richard J. Johnson	Financial Officer)	March 18, 2011

*
Gregory H. Kozich	Controller (Principal Accounting Officer)	March 18, 2011

*
Richard O. Berndt	Director	March 18, 2011

*
Charles E. Bunch	Director	March 18, 2011

*
Paul W. Chellgren	Director	March 18, 2011

*
Kay Coles James	Director	March 18, 2011

*
Richard B. Kelson	Director	March 18, 2011

*
Bruce C. Lindsay	Director	March 18, 2011

*
Anthony A. Massaro	Director	March 18, 2011

*
Jane G. Pepper	Director	March 18, 2011

*
Donald J. Shepard	Director	March 18, 2011

*
Lorene K. Steffes	Director	March 18, 2011

*
Dennis F. Strigl	Director	March 18, 2011

*
Stephen G. Thieke	Director	March 18, 2011

*
Thomas J. Usher	Director	March 18, 2011

*
George H. Walls, Jr.	Director	March 18, 2011

*
Helge H. Wehmeier	Director	March 18, 2011

*By:	/s/ George P. Long, III
George P. Long, III, Attorney-in-Fact, pursuant to Powers of Attorney filed herewith

INDEX TO EXHIBITS

Exhibit 4.1	The PNC Financial Services Group, Inc. Articles of Incorporation, as amended effective January 2, 2009	Incorporated herein by reference to Exhibit 3.1 of PNC’s annual report on Form 10-K for the year ended December 31, 2008

Exhibit 4.2	By-Laws of The PNC Financial Services Group, Inc., as amended and restated effective February 12, 2009	Incorporated herein by reference to Exhibit 3.2 of PNC’s current report on Form 8-K filed February 19, 2009

Exhibit 4.3	PNC’s 2006 Incentive Award Plan, as amended and restated	Incorporated herein by reference to Exhibit 10.53 of PNC’s quarterly report on Form 1O-Q for the quarter ended March 31, 2008

Exhibit 5.1	Opinion of George P. Long, III	Filed herewith

Exhibit 23.1	Consent of PricewaterhouseCoopers LLP, relating to The PNC Financial Services Group, Inc.	Filed herewith

Exhibit 23.2	Consent of Deloitte & Touche LLP, relating to BlackRock, Inc.	Filed herewith

Exhibit 23.3	Consent of George P. Long, III	Included in the opinion filed as Exhibit 5.1 hereto

Exhibit 24.1	Powers of Attorney	Filed herewith

Exhibit 24.2	Power of Attorney	Filed herewith